Exhibit 99.1

MEDIA RELEASE

American Campus Communities, Inc. Reports First Quarter 2018 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)-April 23, 2018--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended March 31, 2018.

Highlights

▪	Reported net income attributable to ACC of $25.9 million or $0.18 per fully diluted share, versus $34.1 million or $0.25 per fully diluted share in the first quarter 2017.

▪	Reported quarterly FFOM of $85.8 million or $0.62 per fully diluted share versus $83.2 million or $0.62 per fully diluted share in the first quarter prior year.

▪
Grew same store net operating income ("NOI") by 0.1 percent over the first quarter 2017. Revenues increased 1.9 percent and operating expenses increased 4.5 percent primarily due to the anticipated growth in property taxes combined with expenses associated with excessive winter storms. Excluding expenses of approximately $0.5 million related to these excessive winter conditions, same store operating expenses would have increased by 3.8 percent and same store NOI would have increased by 0.6 percent.

▪	Achieved same store average physical occupancy of 96.2 percent for the first quarter 2018 compared to 96.9 percent for the first quarter 2017.

▪
Executed a presale agreement for a new 443-bed development project located pedestrian to the University of Oregon. Upon delivery in Fall 2019, the $70.6 million asset will further diversify the company’s existing product offering and provide additional opportunities for multi-asset market efficiencies.

▪	Began pre-development services for a proposed third-party development project on the campus of Prairie View A&M University.

▪
Won an industry-leading five Innovator Awards at this year's Student Housing Business National Conference including Best Public/Private Partnership Development, Best Use of Green & Sustainable Construction or Development (on and off campus), Best Architecture/Design and Best Bandwidth/Connectivity Solution. Additionally, two projects acquired by American Campus Communities and developed by Core Spaces won awards for Best New Development (400 beds or fewer) and Best Architecture/Design (more than 400 beds). Since the inception of the Innovator Awards, ACC and its communities have won an industry-leading total of 31 awards, furthering its best-in-class reputation among colleges, universities and industry partners.

“Sector maturity and optimism were on display at this month’s Interface Student Housing Conference with major players across the industry reflecting on the consistency of cash flows and further growth opportunities, which are attracting record levels of capital and compressing cap rates for core assets located near major universities across the nation,” said Bill Bayless, American Campus CEO. “With the constrained equity capital environment facing most public REITs, we currently intend to selectively pursue only the highest risk-adjusted return opportunities. We plan to fund these investments via our strategic capital recycling initiatives focused on harvesting value from our existing portfolio of core assets, through joint ventures and/or dispositions, taking advantage of the strong private market conditions.”

First Quarter Operating Results

Revenue for the 2018 first quarter totaled $220.4 million, versus $192.9 million in the first quarter 2017, and operating income for the quarter totaled $50.4 million compared to $49.2 million in the prior year first quarter. The increase in revenues and operating income was primarily due to growth resulting from increased rental rates for the 2017-2018 academic year, development properties completed in 2017 and property acquisitions completed in 2017. Net income for the 2018 first quarter totaled $25.9 million, or $0.18 per fully diluted share, compared with net income of $34.1 million, or $0.25 per fully diluted share for the same quarter in 2017. FFO for the 2018 first quarter totaled $89.8 million, or $0.65 per fully diluted share, as compared to $86.0 million, or $0.64 per fully diluted share for the same quarter in 2017. FFOM for the 2018 first quarter was $85.8 million, or $0.62 per fully diluted share as compared to $83.2 million, or $0.62 per fully diluted share for the same quarter in 2017. A reconciliation of FFO and FFOM to net income is provided in Table 3.

NOI for same store properties was $104.4 million in the quarter, an increase of 0.1 percent from $104.3 million in the 2017 first quarter. Same store property revenues increased by 1.9 percent and same store property operating expenses increased by 4.5 percent over the prior year quarter primarily due to anticipated growth in property taxes combined with expenses associated with excessive winter conditions. NOI for the total owned portfolio increased 13.0 percent to $118.3 million for the quarter from $104.8 million in the comparable period of 2017. A reconciliation of same store NOI to total NOI is provided in Table 4.

Portfolio Update
Developments
The company continues to progress on the construction of its 15 owned development and presale development projects with expected deliveries in Fall 2018 and 2019. The developments total approximately $1.1 billion and are all core Class A assets located on or pedestrian to campus in their respective markets. The projects average less than one-tenth of a mile to campus and remain on track to achieve stabilized development yields in the range of 6.25 - 7.0 percent for developments and 5.7 - 6.25 percent for presale developments.
Off-Campus Owned
During the quarter, the company executed a $70.6 million presale agreement for 959 Franklin, a 443-bed pedestrian development serving students attending the University of Oregon. The community is located less than one-tenth of a mile from campus and less than one-fourth of a mile from the future $1.0 billion Phil and Penny Knight Campus for Accelerating Scientific Impact. Additionally, the property is strategically positioned between the company’s two existing assets in the market, 2125 Franklin and The 515, offering opportunities for multi-asset market efficiencies upon opening in Fall 2019. With a highly diversified unit mix, including layouts ranging from studios up to 5 bedroom/5 bathroom floorplans, the property will provide additional diversification from the company’s existing assets in the market. Under the presale agreement, the company is responsible for the management, operations and initial lease up of the project while the developer retains delivery and construction cost risk. Upon executing the agreement, the company provided the developer with $15.6 million in mezzanine financing for the development of the project.
Potential Joint Venture
The company has executed a non-binding term sheet and is in final negotiations for the sale of a minority interest in a portfolio of owned core assets. The company expects to retain a majority ownership stake in the portfolio and to provide property and asset management services upon completion. Consistent with the company’s 2018 guidance, the transaction is anticipated to close during the second quarter, although there can be no assurance with respect to the timing of the closing of the transaction or whether the transaction will be completed. Assuming the completion of the transaction, proceeds will be used to pay down existing variable rate debt.

Third-Party Services
The company began pre-development activities for a proposed third-party on-campus development project at Prairie View A&M University. The proposed project represents the company’s ninth phase of development on the campus. The company anticipates providing management services for the project upon completion although the full scope, feasibility, fees and timing have not been finalized.
Capital Markets
At-The-Market (ATM) Share Offering Program
The company did not sell any shares under the ATM during the quarter.
2018 Outlook
The company is maintaining its previously stated guidance range for the fiscal year 2018, anticipating that FFO will be in the range of $2.51 to $2.60 per fully diluted share and FFOM will be in the range of $2.33 to $2.43 per fully diluted share. For additional details regarding the company’s 2018 outlook, please see pages S-15 through S-17 of the Supplemental Analyst Package 1Q 2018. All guidance is based on the current expectations and judgment of the company’s management team.

A reconciliation of the range provided for projected net income to projected FFO and FFOM for the fiscal year ending December 31, 2018 is included in Table 5.
Supplemental Information and Earnings Conference Call
Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss first quarter results and the 2018 outlook on Tuesday, April 24, 2018 at 10:00 a.m. ET (9:00 a.m. CT). The conference call may be accessed by dialing 888-317-6003 passcode 2850172, or 412-317-6061 for international participants.
To listen to the live webcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. A replay of the conference call will be available beginning one hour after the end of the call until May 8, 2018 by dialing 877-344-7529 or 412-317-0088 conference number 10117978. Additionally, the replay will be available for one year at www.americancampus.com.
Non-GAAP Financial Measures
The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or (“FFOM”), which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes property acquisition costs, contractual executive separation and retirement charges, and other non-cash items, as we determine in good faith. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
The company defines property net operating income (“NOI”) as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities
American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of March 31, 2018, American Campus Communities owned 171 student housing properties containing approximately 104,800 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 207 properties with approximately 134,400 beds. Visit www.americancampus.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the applicable federal securities law. These statements are based on management’s current expectations and assumptions regarding markets in which American Campus Communities, Inc. (the “Company”) operates, operational strategies, anticipated events and trends, the economy, and other future conditions. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. For discussions of some risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017 under the heading “Risk Factors” and under the heading “Business - Forward-looking Statements” and subsequent quarterly reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statements, including our expected 2018 operating results, whether as a result of new information, future events, or otherwise.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	March 31, 2018	December 31, 2017
	(unaudited)
Assets

Investments in real estate:
Owned properties, net	$6,543,564	$6,450,364
On-campus participating properties, net	81,008	81,804
Investments in real estate, net	6,624,572	6,532,168

Cash and cash equivalents	55,502	41,182
Restricted cash	28,485	23,590
Student contracts receivable, net	9,726	9,170
Other assets[1]	288,667	291,260

Total assets	$7,006,952	$6,897,370

Liabilities and equity

Liabilities:
Secured mortgage, construction and bond debt, net	$682,295	$664,020
Unsecured notes, net	1,586,501	1,585,855
Unsecured term loans, net	647,414	647,044
Unsecured revolving credit facility	218,000	127,600
Accounts payable and accrued expenses	52,932	53,741
Other liabilities[1]	212,754	187,983
Total liabilities	3,399,896	3,266,243

Redeemable noncontrolling interests	126,999	132,169

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,366	1,364
Additional paid in capital	4,332,471	4,326,910
Common stock held in rabbi trust	(2,817)	(2,944)
Accumulated earnings and dividends	(872,281)	(837,644)
Accumulated other comprehensive loss	(2,236)	(2,701)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	3,456,503	3,484,985
Noncontrolling interests – partially owned properties	23,554	13,973
Total equity	3,480,057	3,498,958

Total liabilities and equity	$7,006,952	$6,897,370

1.
For purposes of calculating net asset value at March 31, 2018, the company excludes other assets of approximately $7.3 million related to net deferred financing costs on its revolving credit facility and the net value of in-place leases and other liabilities of approximately $47.3 million related to deferred revenue and fee income.

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2018	2017

Revenues
Owned properties	$205,532	$178,831
On-campus participating properties	10,443	10,158
Third-party development services	846	456
Third-party management services	2,731	2,614
Resident services	857	879
Total revenues	220,409	192,938

Operating expenses
Owned properties	88,060	74,957
On-campus participating properties	3,425	3,265
Third-party development and management services	4,198	4,083
General and administrative[1]	6,699	6,734
Depreciation and amortization	64,779	52,323
Ground/facility leases	2,842	2,357
Total operating expenses	170,003	143,719

Operating income	50,406	49,219

Nonoperating income and (expenses)
Interest income	1,223	1,232
Interest expense	(23,684)	(14,717)
Amortization of deferred financing costs	(1,414)	(1,028)
Total nonoperating expense	(23,875)	(14,513)

Income before income taxes	26,531	34,706
Income tax provision	(281)	(257)
Net income	26,250	34,449
Net income attributable to noncontrolling interests	(323)	(399)
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$25,927	$34,050
Other comprehensive income
Change in fair value of interest rate swaps and other	465	484
Comprehensive income	$26,392	$34,534
Net income per share attributable to ACC, Inc. and Subsidiaries common shareholders

Basic	$0.19	$0.25

Diluted	$0.18	$0.25

Weighted-average common shares outstanding

Basic	136,525,557	133,052,444

Diluted	137,499,963	133,986,322

1.
The three months ended March 31, 2017 include $1.1 million of contractual executive separation and retirement charges incurred in the first quarter of 2017 with regard to the retirement of the company’s former Chief Financial Officer.

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds from Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2018	2017
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$25,927	$34,050
Noncontrolling interests	322	399
Real estate related depreciation and amortization	63,578	51,518
Funds from operations (“FFO”) attributable to common stockholders and OP unitholders	89,827	85,967

Elimination of operations of on-campus participating properties
Net income from on-campus participating properties	(3,369)	(3,247)
Amortization of investment in on-campus participating properties	(1,942)	(1,860)
	84,516	80,860
Modifications to reflect operational performance of on-campus participating properties
Our share of net cash flow[1]	795	757
Management fees	477	468
Contribution from on-campus participating properties	1,272	1,225

Contractual executive separation and retirement charges[2]	—	1,095
Funds from operations-modified (“FFOM”) attributable to common stockholders and OP unitholders	$85,788	$83,180

FFO per share – diluted	$0.65	$0.64

FFOM per share – diluted	$0.62	$0.62

Weighted-average common shares outstanding - diluted	138,534,412	135,092,966

1.
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures which is included in ground/facility leases expense in the consolidated statements of comprehensive income (refer to Table 2).

2.	Represents contractual executive separation and retirement charges incurred in the first quarter of 2017 with regard to the retirement of the company’s former Chief Financial Officer.

Table 4
American Campus Communities, Inc. and Subsidiaries
Owned Properties Results of Operations
(unaudited, dollars in thousands)

	Three Months Ended March 31,
	2018	2017	$ Change	% Change
Owned properties revenues
Same store properties	$181,137	$177,731	$3,406	1.9%
New properties	24,503	87	24,416
Sold and held for sale properties[1]	749	1,892	(1,143)
Total revenues[2]	$206,389	$179,710	$26,679	14.8%
Owned properties operating expenses
Same store properties3 4	$76,689	$73,401	$3,288	4.5%
New properties	10,804	250	10,554
Sold and held for sale properties1 5	567	1,306	(739)
Total operating expenses	$88,060	$74,957	$13,103	17.5%
Owned properties net operating income
Same store properties[4]	$104,448	$104,330	$118	0.1%
New properties	13,699	(163)	13,862
Sold and held for sale properties[1]	182	586	(404)
Total net operating income	$118,329	$104,753	$13,576	13.0%

Note: The same store grouping above represents properties owned and operating for both of the entire years ended December 31, 2018 and 2017, which are not conducting or planning to conduct substantial development, redevelopment, or repositioning activities, and are not classified as held for sale as of March 31, 2018.

1.
Includes one property sold in 2017, and one property currently in receivership that is in the process of being transferred to the lender in settlement of the property’s $27.4 million mortgage loan that matured in August 2017.

2.	Includes revenues that are reflected as Resident Services Revenue on the accompanying consolidated statements of comprehensive income.

3.	The increase over prior period is primarily due to higher than expected costs associated to excessive winter storms.

4.	Excluding expenses of approximately $0.5 million related to excessive winter storms, same store operating expenses would have increased by only 3.8% and same store NOI would have increased by 0.6%.

5.	Does not include the allocation of payroll and other administrative costs related to corporate management and oversight.

Table 5
American Campus Communities, Inc. and Subsidiaries
2018 Outlook1
(dollars in thousands, except share and per share data)

	Low	High

Net income	$93,200	$104,200
Noncontrolling interests	1,300	1,350
Depreciation and amortization	253,400	255,200
Funds from operations (“FFO”)	$347,900	$360,750

Elimination of operations from on-campus participating properties	(12,700)	(12,300)
Contribution from on-campus participating properties	4,150	4,750
Elimination of effect of transfer of asset to lender[2]	(17,000)	(17,000)
Funds from operations - modified (“FFOM”)	$322,350	$336,200

Net income per share - diluted	$0.67	$0.75

FFO per share - diluted	$2.51	$2.60

FFOM per share - diluted	$2.33	$2.43

Weighted-average common shares outstanding - diluted	138,565,000	138,565,000

1.	The company believes that the financial results for the fiscal year ending December 31, 2018 may be affected by, among other factors:
•national and regional economic trends and events;
•the success of leasing the company’s owned properties for the 2018-2019 academic year;
•the timing of acquisitions, dispositions or joint venture activity;
•interest rate risk;
•the timing of commencement and completion of construction on owned development projects;

•	the ability of the company to be awarded and the timing of the commencement of construction on third-party development projects;
•university enrollment, funding and policy trends;
•the ability of the company to earn third-party management revenues;
•the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;
•the ability of the company to integrate acquired properties;
•the outcome of legal proceedings arising in the normal course of business; and
•the finalization of property tax rates and assessed values in certain jurisdictions.

2.
Represents the net effect of a gain on the extinguishment of debt for one property being transferred to the lender in settlement of the property’s $27.4 million mortgage loan, offset by a loss expected to be incurred as a result of the transfer to the lender.

CONTACT: American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000